UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  May 2, 2012

CBS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-09553	04-2949533
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

51 West 52nd Street, New York, New York	10019
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code:  (212) 975-4321

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On February 23, 2010, CBS Corporation (“CBS” or the “Company”) entered into an employment agreement with Leslie Moonves to extend his service as the Company’s President and Chief Executive Officer through February 22, 2015 (the “Employment Agreement”).  As part of the Employment Agreement, the Company provided Mr. Moonves incentives to continue to provide certain services to the Company following the expiration of his Employment Agreement, including an inducement to enter into a production agreement to be negotiated between the parties in good faith at a later date in the event Mr. Moonves notifies CBS of his desire to provide services as a producer pursuant to paragraph 12(c) of the Employment Agreement.  There has been no such notification by Mr. Moonves. However, on May 2, 2012, Mr. Moonves and CBS entered into a letter agreement (the “Supplemental Agreement”) which supplements the Employment Agreement by providing more definition and details regarding the terms and conditions of a prospective production agreement which may be entered into between the Company and Mr. Moonves.  Any such prospective production agreement is contingent upon a number of preconditions that will occur, if at all, in the future and there can be no assurance that such a production agreement will ever be consummated.

The Supplemental Agreement provides that any production agreement will be for a four year term for the production of television, film and digital media properties.  The production agreement will provide that CBS invest up to $3 million per year to, among other things, establish staffing and infrastructure and to secure rights in connection with projects to be developed by Mr. Moonves.  Such funding will be subject to customary Company parameters and established project sublimits or caps for each of the three media categories. These amounts represent business expenses and not compensation to Mr. Moonves.

To secure the exclusive services of Mr. Moonves as an executive producer of television productions, the production agreement will provide for a fixed fee of $1.5 million per year.  This fixed fee is offset and reduced dollar for dollar by all executive producing fees earned for shows ordered from Mr. Moonves.  Mr. Moonves will earn fees (subject to the offset above) for each hour and half hour scripted series and for each alternative series that are accepted by CBS, subject to pre-defined terms and at rates generally consistent with those paid to other top producers with Mr. Moonves’ skill, experience and record of success.  Mr. Moonves will also be entitled to receive contingent compensation based on a percentage of defined receipts for accepted series on terms consistent with those CBS would afford to other top producers.  Mr. Moonves will be required to submit a minimum number of projects per season and CBS will be required to order three series over the four-year term of the agreement.  Each series ordered will be subject to then current CBS license fees and will be on the most favorable terms of any other deals between the Company’s CBS Studios unit and its profit participants during the term.  In the event that the Company does not order the minimum series commitment after Mr. Moonves fulfills his submission requirement, Mr. Moonves will be entitled to receive penalty payments at the conclusion of the term.  For film production services, the agreement provides CBS with the first look at all properties owned and controlled by Mr. Moonves and intended to be produced as a theatrical motion picture.  If, and only if, CBS determines it wants to proceed with a film, Mr. Moonves would receive a fixed fee for producing the film, plus certain contingent compensation, if, and only if, the film achieves profitability and based on the same profit sharing arrangements the Company’s CBS Films unit uses for other top producers.  In addition, Mr. Moonves can earn contingent compensation tied to music publishing, soundtrack and merchandising net receipts.  The production agreement will also provide CBS with first look rights to all concepts, properties or business plans owned or controlled by Mr. Moonves intended for digital media with the terms relating to any digital media projects accepted by CBS to be subject to a separate agreement to be negotiated between the parties.

The production agreement will provide that in the event of a termination under paragraph 12(g)(iii) of the Employment Agreement, Mr. Moonves shall be entitled to receive his fixed fee for television productions and, if applicable, any penalty payments.  In addition, a reimbursement for the overhead that would otherwise be due for the duration of the term of the production agreement would be payable, subject to his delivery of a release in form satisfactory to CBS.

                 In all other respects the negotiation of any prospective production agreement shall be in good faith and adhere to the material terms set forth in the Supplemental Agreement and shall satisfy the requirements set forth in paragraph 12 of the Employment Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CBS CORPORATION
(Registrant)

		By:	/s/ Louis J. Briskman
			Name:	Louis J. Briskman
			Title:	Executive Vice President and
General Counsel

Date:	May 4, 2012